UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 31, 2007

BPI Energy Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32695	75-3183021

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(440) 248-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 31, the Board of Directors of BPI Energy Holdings, Inc. (“BPI”) appointed Joseph P. McCoy as a member of the Board, effective as of that day, to fill the vacancy created by William J. Centa’s resignation from the Board on September 13, 2007 (as reported in BPI’s Form 8-K filed with the Securities and Exchange Commission on September 19, 2007). Mr. McCoy is an independent director and will also serve as Chairman of the Audit Committee. Mr. McCoy was not selected as a director pursuant to any arrangement or understanding with any other person, and he has no reportable transactions under Item 404(a) of Regulation S-K. His appointment is expected to satisfy the provisions of the American Stock Exchange Rule 121(B)(2)(a) of the Amex Company Guide, which requires listed companies to have at least three independent board members on their audit committees.
     In connection with his appointment, Mr. McCoy received 270,270 restricted shares of BPI’s common stock under BPI’s Amended and Restated 2005 Omnibus Stock Plan (the “Omnibus Plan”). These shares will vest over a three-year period, with one-third vesting each year. Mr. McCoy will also be eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee of BPI’s Board pursuant to the Omnibus Plan. In addition, he will receive BPI’s standard compensation applicable to non-management directors and committee chairmen.
     A copy of BPI’s press release announcing Mr. McCoy’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of BPI Energy Holdings, Inc., dated October 31, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPI Energy Holdings, Inc.
By:	/s/ James G. Azlein
James G. Azlein
Chief Executive Officer and President

Date:  October 31, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of BPI Energy Holdings, Inc., dated October 31, 2007.